BABB AND EPPERLY
ATTORNEYS
AT
LAW
PLLC

Rebecca Babb
(Licensed in NC, SC & FL)

Lisa D. Epperly
(Licensed in NC)

November 14, 2014

Blue Water Global Group, Inc.
202 Osmanthus Way
Canton, GA 30114

Re: Blue Water Global Group, Inc.
Registration Statement on Form S-1
35,000,000 Shares of Common Stock

To the Board of the Directors:

You have requested my opinion as special counsel for Blue Water Global Group, Inc., a Nevada corporation ("Company") for the limited purpose of rendering this opinion in connection with the Company's Registration Statement on Form S-1 and the Prospectus included therein (collectively, "Registration Statement") to be filed with the Securities and Exchange Commission ("Commission") relating to the proposed offering by the Company to the public of an aggregate of 35,000,000 newly issued shares of the Company's Common Stock, $0.001 par value ("New Shares"), being offered for public sale.

The New Shares are to be offered by the Company through its placement agent, ACAP Financial, Inc., on a best efforts basis, as described in the Registration Statement. I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates, and written and oral statements of officers, directors, and accountants of the Company and of public officials, and other documents that I have considered necessary and appropriate for this opinion.

Based on the foregoing, I am of the opinion that the New Shares, when sold pursuant to and in accordance with the Registration Statement and the documents described therein, will be validly issued, fully paid and non-assessable.

I express no opinion on the laws of any jurisdiction other than the Federal Securities Laws and the Nevada Revised Statutes, including its applicable statutory provisions, the rules and regulations underlying those provisions and the applicable judicial and regulatory determinations.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time, and to the use of my name under the heading "Interests of Named Experts and Counsel" in the prospectus which forms a part of the Registration Statement.

Sincerely,

Lisa D. Epperly
Managing Partner
LEpperly@BabbEpperly.com

Post Office Box 38151 | Charlotte, North Carolina 28278 | tel 252-916-8052 | fax 503-907-8052